23T Putnam Prime Money Market Fund 3/31/07 Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class I	66,007
      	Class S	0
      	Class A	127

72DD2 	Class R	0
      	Class P 69,251

73A1	Class I	0.0263
      	Class S	0.0258
      	Class A	0.0250

73A2	Class R	0.0238
	Class P	0.0263

74U1 	Class I	1,650,459
      	Class S	1
      	Class A	1

74U2 	Class R	1
      	Class P 3,392,168

74V1	Class I	1.000
      	Class S	1.000
      	Class A	1.000

74V2	Class R	1.000
      	Class P	1.000

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.